Exhibit 10.1

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Third Amended and Restated Employment Agreement (this “Agreement”), effective as of May 17, 2010 (the “Effective Date”), is by and between Nobel Learning Communities, Inc., a Delaware corporation (“Nobel Learning”) and George Bernstein, an individual (“Executive”), and amends and restates that certain Second Amended and Restated Employment Agreement dated October 22, 2008.

BACKGROUND

Executive is currently employed as Chief Executive Officer of Nobel Learning, and is responsible for the functions and duties assigned to this position, and Nobel Learning wishes to assure itself of the continued services of Executive, and, upon the conditions hereinafter provided, Executive and Nobel Learning are prepared to enter into this Agreement.

TERMS

Now, therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment; Scope of Duties.

1.1 Subject to and upon the terms and conditions set forth herein, Nobel Learning hereby continues the employment of Executive in the capacity of Chief Executive Officer, and Executive hereby accepts such employment and agrees to continue to render his services exclusively to Nobel Learning, its subsidiaries and affiliates (collectively, the “Company”), in such capacity, and faithfully, diligently and to the best of his ability. Executive will continue to perform those duties and responsibilities which are not inconsistent with Executive’s position or this Agreement, as may from time to time reasonably be specified by Nobel Learning’s Board of Directors (the “Board”). Executive’s management responsibilities shall include the general management of the affairs of Nobel Learning, including hiring, firing, capital commitments, budgeting, leases, major contracts, financings, borrowings and determinations of salaries and bonuses of employees and officers, subject to approval of the Board where required. Executive will continue to be responsible for the efficient performance of such duties and responsibilities and will at all times operate within the policies and procedures, and use Executive’s best efforts to carry out the goals, guidelines and budgets, now or hereafter established by the Board. Executive will report directly to the Board.

1.2 Subject to and upon the terms and conditions set forth herein, Executive will continue to devote all of Executive’s full business and professional time, energy and skill exclusively to the service of the Company and to the promotion of its interests in accordance with the duties and responsibilities assigned to him by the Board, and will not render services of a business, professional or commercial nature to any other person or entity, whether for compensation or otherwise; provided, however, that the foregoing shall not be construed as preventing Executive from (a) making investments in other businesses or enterprises which do not provide services in competition with those provided by the Company; provided such investments do not require the provision of other than incidental services by Executive to the operation or affairs of such businesses or enterprises; or (b) serving (with the consent of the Board, such consent not to be unreasonably withheld) on the board of for-profit, community or nonprofit organizations which do not provide services in competition with those provided by the Company; provided further that, in the case of both clauses (a) and (b) of this Section 1.2, the provision thereof will not interfere with the performance of Executive’s duties hereunder. Upon request of Nobel Learning, if Executive is duly elected or appointed, Executive shall serve, without additional compensation, as an officer or a director of

Nobel Learning and/or such of Nobel Learning’s subsidiaries or affiliates as may from time to time be requested by the Board; provided, however, that Executive shall have no obligation to accept election or appointment as an officer or a director prior to Nobel Learning providing “director and officer” insurance coverage to Executive for each instance.

2. Term. The term of Executive’s employment commenced on July 28, 2003 and will end on the first anniversary of the Effective Date, unless and until terminated earlier pursuant to the provisions of Section 7.1 of this Agreement (said period during which Executive is employed full time pursuant to this Agreement, the “Current Employment Period”). At the end of the Current Employment Period, the Agreement shall automatically renew for additional one-year periods unless Nobel Learning provides written notice of its intent to terminate the Agreement not later than sixty (60) days prior to the expiration of the then-current term (each such period during which Executive is employed full time, the “Renewal Employment Period,” and collectively with the Current Employment Period, the “Employment Period”).

3. Compensation. As compensation and consideration for Executive’s services and responsibilities under the Agreement, during the Employment Period, Nobel Learning will pay Executive, and Executive will accept, the compensation and benefits set forth in this Section 3. All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding.

3.1 Base Salary. Nobel Learning shall pay to Executive a gross salary at the annual rate of Three Hundred Seventy Three Thousand Dollars ($373,000) (“Base Salary”) payable at such intervals as Nobel Learning pays the salaries of its executives generally (currently every two weeks), but not less frequently than monthly.

3.2 Annual Bonuses.

(a) Executive shall be eligible for an annual bonus, calculated on a fiscal year basis, according to a bonus plan to be established annually by the Compensation Committee of the Board, in its sole discretion, such plan to incorporate projects and/or financial objectives determined by the Compensation Committee of the Board in conjunction with Executive as part of Nobel Learning’s annual business planning process; provided, that such bonus plan shall allow Executive to earn a bonus based on achievement of established goals for Executive’s performance set forth in the Company’s business plan; provided further that the target for each such bonus shall be 100% of Executive’s Base Salary for the year; provided further that notwithstanding the foregoing, there shall be no limit on the potential bonus that Executive may receive.

(b) The bonus with respect to any fiscal year shall be payable within 30 days of the date that Nobel Learning receives from its auditors such auditor’s report on its financial statements for such fiscal year, and shall not be payable to Executive, nor be deemed to have accrued, unless Executive is employed by Nobel Learning on the date the bonus would otherwise be paid; provided, however, that in the event that Executive is employed by Nobel Learning on the last day of such fiscal year, and prior to the date the bonus would otherwise be paid, if Nobel Learning terminates Executive’s employment pursuant to Section 7.1(d) not in connection with a Change of Control, or Executive terminates Executive’s employment for Good Reason pursuant to Section 7.1(e) not in connection with a Change of Control, such bonus (if any) shall be deemed to be payable to Executive, and to have accrued, on the last day of Executive’s employment with Nobel Learning, and shall be payable in the calendar year following the applicable fiscal year within 30 days of the date that Nobel Learning receives from its auditors such auditor’s report on its financial statements for such fiscal year.

3.3 Retention Bonus. Executive shall be eligible to earn a retention bonus equal to an aggregate amount of $750,000 (the “Retention Bonus”), subject to the terms and conditions of this Agreement. Subject to the applicable provisions of Section 7 of this Agreement, the Retention Bonus (or any portion thereof) shall become vested and payable in installments as set forth in the following schedule:

(a) 25% of the Retention Bonus shall become vested on May 12, 2011 if the Executive remains continuously employed by the Company through such date;

(b) 35% of the Retention Bonus shall become vested on November 12, 2011 if the Executive remains continuously employed by the Company through such date; and

(c) 40% of the Retention Bonus shall become vested on May 12, 2012 if the Executive remains continuously employed by the Company through such date.

Any portion of the Retention Bonus that becomes vested and payable in accordance with this Section 3.3 shall be paid to the Executive in a cash lump sum not later than 30 days following the applicable vesting date. If Executive’s employment terminates for any reason (other than as described in Section 7.4 below), any portion of the Retention Bonus which remains unvested as of the date of such termination of employment shall not be paid and will be immediately and automatically cancelled without any further action on the part of the Company.

3.4 Stock Options. Executive will be eligible for grants of additional stock options based on performance at the sole discretion of the Compensation Committee of the Board.

3.5 Car Allowance. Executive will be provided an $8,400 per year car allowance to cover all car expenses, including gasoline; provided, that in the case of trips to a destination which is 100 miles or more from Nobel Learning’s home office, Executive will be reimbursed for the cost of gasoline relating to the trip (subject to Section 4 and the restrictions described at Section 14.4). Such car allowance shall be paid proportionately in each pay period.

3.6 Vacation. Executive will be entitled to four (4) weeks vacation for each year of the Employment Period beginning on July 28 of each year and ending on the anniversary date thereof. All vacation periods requested must be approved by Nobel Learning’s Compensation Committee of the Board, such consent not to be unreasonably withheld. Vacation is on a “use or lose” basis, which means that carryover from year to year will not be permitted. Vacation balances will be forfeited if not used by the applicable anniversary date of the first day of the Employment Period.

3.7 Sick Leave. Executive will receive sick days in accordance with Nobel Learning’s policies in effect, from time to time, for its senior executive management personnel.

3.8 Other Benefits. Executive shall be entitled to participate in all group health, group life insurance, short term disability, long term disability, hospital, medical plans, retirement plans and director’s and officer’s liability insurance, all according to Nobel Learning’s policies in existence from time to time generally for executive management personnel (or as may be decided by the Compensation Committee of the Board if said items are discretionary with Nobel Learning). Such plans currently include:

(a) payment by Nobel Learning of 75% of the applicable premium for family medical insurance (currently provided by United Healthcare (as the Executive elects) (with dental coverage available for an extra premium payable by Executive));

(b) the Nobel Learning Communities 401(k) Savings Plan (in which Executive will become eligible to participate upon the first open enrollment period occurring after one year of service); provided, that participation may be limited by Federal laws relating to the participation level of lower wage earners;

(c) tuition reimbursement (the current features of which include the requirement that courses be job-related and pre-approved, that reimbursement is limited to a specified maximum amount and that a minimum grade be achieved as a condition to reimbursement);

(d) term life insurance equal to one (1) times Executive’s Base Salary, with the opportunity to purchase additional coverage at Executive’s cost;

(e) short-term disability insurance that extends coverage for period of 26 weeks at a rate of 65% of Executive’s Base Salary with a current maximum weekly benefit of $1,150;

(f) long-term disability insurance, as provided generally to other senior executives of Nobel Learning;

(g) 100% educational scholarship at any Company school for any of Executive’s children;

(h) director’s and officer’s liability insurance with respect to claims made against Executive arising from the performance of his duties as a director and/or officer of the Company; and

(i) the Nobel Learning Communities, Inc. Executive Nonqualified Excess Plan.

3.9 Reserved.

3.10 Reserved.

3.11 Adjustments to Compensation. Executive’s compensation will be reviewed annually each year on such date as is determined by the Compensation Committee of the Board, such review to be conducted by the Compensation Committee of the Board. However, any adjustment shall be in the sole discretion of the Compensation Committee of the Board and nothing contained herein shall in any manner obligate Nobel Learning to make any increase or provide any additional compensation to Executive.

4. Reimbursement of Expenses. Subject to the restrictions described at Section 14.4, Nobel Learning shall reimburse Executive for reasonable business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder upon timely submission by Executive of appropriate vouchers or itemized statements thereof prepared in compliance with such rules relating thereto as Nobel Learning may from time to time adopt (which rules may include the requirement that the Executive receive advance approval of such expenses) and as may be required in order to permit such payments as proper deductions to Nobel Learning under the Code.

5. Location and Facilities. Executive shall be entitled to an office appropriate to his position and such secretarial services as are reasonably necessary to the performance of his duties. Executive shall be based only at the home office of Nobel Learning (currently located in West Chester, Pennsylvania), and Executive’s services shall be rendered there except insofar as travel may be involved in connection with Executive’s regular duties.

6. Photographs. In the event that Executive is photographed by Nobel Learning during the Employment Period, for the Company’s commercial purposes, Executive agrees that Executive’s image may thereafter be used for the Company’s commercial purposes, and executive’s name may be attributed thereto. Executive’s compensation fully stated herein, includes full and complete payment for all of the above and Executive hereby waives any further compensation or royalties.

7. Termination.

7.1 Early Termination of Employment Period. Notwithstanding Section 2, the Employment Period shall sooner terminate upon the close of business on the earliest to occur of the dates specified below (the “Termination Date”):

(a) the date of Executive’s death;

(b) the date upon which Nobel Learning shall have given Executive written notice of the termination of his employment hereunder for “Disability” (as defined in Section 7.2);

(c) the date upon which Nobel Learning shall have given Executive written notice of the termination of his employment for Cause (as defined in Section 7.3);

(d) the date upon which Nobel Learning shall have given Executive written notice of the termination of his employment without Cause;

(e) the date upon which Executive shall have given Nobel Learning written notice of the termination of Executive’s employment for “Good Reason” (as defined in Section 9); or

(f) the date upon which Executive resigns his employment without Good Reason.

In the event of termination of Executive’s employment with Nobel Learning for any reason, Executive agrees to resign, and shall automatically be deemed to have resigned, with no further action required, from his membership on the Board and any committees thereof, effective as of the date of such termination of employment or effective at such later date selected by the Board.

7.2 Definition of Disability. For purposes of this Agreement, the term “Disability” means (a) a condition that entitles Executive to long term disability benefit under the Company’s long term disability plan, if any, or, if there is no such plan, (b) Executive’s being unable substantially to perform his “essential duties” (which shall include any travel requirements) with or without reasonable accommodation and either (i) such situation persists for a period of 180 days in any 365 day period, or (ii) in the opinion of a Pennsylvania licensed physician, Executive is so disabled or incapacitated and he is unlikely to be able substantially to perform his “essential duties” with or without reasonable accommodation within 180 days. Determination of Disability under (b) and the date thereof shall be reasonably made by Nobel Learning, relying on certificates of physicians, and Nobel Learning’s decision shall be conclusive and binding, in the absence of fraud. If Nobel Learning so requests, Executive will submit to an examination by a Pennsylvania licensed physician with expertise or knowledge of the type of disabling condition from which Executive allegedly suffers for the purpose of verifying whether the provisions of this Section 7.2 are applicable. If Executive refuses to cooperate in submitting to an examination as requested by Nobel Learning, Executive shall immediately be deemed Disabled. Executive acknowledges that this Section 7.2 sets forth only the condition for which Executive may be terminated by Nobel Learning for Disability, and that Nobel Learning is not required to pay (although it may pay) Executive for periods not worked in excess of vacation and sick days utilized, except as may be required by applicable law or to the extent that Executive receives benefits under Nobel Learning’s short-term disability or long-term disability policies.

7.3 Definition of Cause. For purposes of this Agreement, the term “Cause” includes, but is not limited to, any one of the following conditions or events:

(a) Executive’s habitual intoxication or drug addiction;

(b) violation of Nobel Learning’s written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics;

(c) refusal or failure by Executive to perform such duties as may reasonably be delegated or assigned to him, consistent with his position, by the Board;

(d) willful refusal or willful failure by Executive to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to Nobel Learning;

(e) willful or wanton misconduct by Executive in connection with the performance of his duties including, without limitation, breach of fiduciary duties;

(f) the breach by Executive (whether due to inattention, neglect, or knowing conduct) of any of the material provisions of this Agreement (including, without limitation, Sections 1.2, 11 and 12);

(g) Executive is convicted of, pleads guilty, no contest or nolo contendere to, or admits or confesses to any felony, or any act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude;

(h) Executive’s dishonesty detrimental to the best interest of the Company; or

(i) involvement in any matter which, in the opinion of the Board, is reasonably likely to cause material prejudice or embarrassment to the Company’s business;

provided, that, in the case of clauses ©, (e) or (f) of this Section 7.3, there shall not be Cause unless Nobel Learning has first given Executive written notice specifying in reasonable detail the circumstances which Nobel Learning believes gives rise to Cause for termination and Executive has failed to remedy the same to the reasonable satisfaction of the Board within fifteen (15) days after the date of such notice, or unless the condition or event is not subject to cure, or a substantially similar condition or event has been the subject of a prior notice by Nobel Learning within the twelve (12) months preceding such notice.

7.4 Effect of Early Termination on Compensation.

(a) Except as expressly provided in Section 7.4(b), if the Employment Period is terminated for any reason (including by reason of Executive’s death or Disability), Executive shall be entitled to receive only the compensation provided for under Section 3.1 that has been earned but remains unpaid as of the effective date of termination (the “Termination Date”), and all benefits shall terminate as of the Termination Date (except to the extent otherwise provided by law or under the terms of Nobel Learning’s benefit plans and policies then in effect and applicable to Executive).

(b) If, during the Employment Period, Nobel Learning terminates Executive’s employment pursuant to Section 7.1(d), which shall include a termination as a result of non-renewal by Nobel Learning pursuant to Section 2, or Executive terminates Executive’s employment for Good Reason pursuant to Section 7.1(e), Nobel Learning shall (subject to the limitations set forth in this Section 7.4(b) and in Section 7.5) provide benefits pursuant to one (and only one) of Section 7.4(b)(i) or Section 7.4(b)(ii), as follows:

(i) If such termination by Nobel Learning without Cause, or such termination for Good Reason by Executive, occurs within one year following any “Change of Control” (as defined in Section 8), Nobel Learning shall provide the following benefits to Executive:

(1)	Salary. Nobel Learning shall pay Executive a single lump-sum cash payment equal to 299% of Executive’s “base amount” within the meaning of Code Section 280G. Such lump sum payment shall be paid to Executive within thirty (30) days following the date Executive delivers an executed Waiver and Release to Nobel Learning (as described in Section 7.4(d)), but no later than March 15 following the calendar year in which the Termination Date occurs.

(2)	Annual Bonus. Executive shall be entitled to a pro rata portion of a bonus award under any annual bonus program of Nobel Learning in which Executive participates. The pro rata portion of the bonus award will be determined based on the annual bonus paid or payable to Executive for the most recently completed “performance period” multiplied by a fraction. The numerator of the fraction is the number of months from the start of the current performance period through the end of the month in which Executive’s Termination Date occurs. The denominator of the fraction is the total number of months in the current performance period. Nobel Learning shall pay the pro rata portion of the bonus award in a single lump sum payment at the same time as the payment described in Section 7.4(b)(i)(1).

(3)	Retention Bonus. Nobel Learning shall pay Executive any unvested and unpaid portion of the Retention Bonus in a lump sum at the same time as payment described in Section 7.4(b)(i)(1).

(4)

Group Health Benefits. Executive shall be entitled to participate in Nobel Learning’s medical, dental, vision, and any other group health benefit programs for a period of 36 months on the same terms as he participated immediately prior to the Termination Date. The last day of such 36-month period will constitute the date of Executive’s “termination of employment” (solely for purposes of the health benefit programs) and his participation in those programs will terminate in accordance with their respective terms. If during the 36-month period, Executive becomes re-employed with another employer and he and his dependents are eligible to receive any of the benefits referenced in this Section 7.4(b)(i)(4) under another employer’s plans, Nobel Learning’s obligations under this section shall be reduced to the extent comparable coverage or benefits are actually received by Executive following Executive’s termination by Nobel Learning, and Executive shall promptly report to Nobel Learning any such coverage or benefits actually received by Executive. Notwithstanding the foregoing, Nobel Learning, in its sole discretion, may discontinue any coverage contemplated hereunder in the event that such continuation is not permitted under or would adversely affect the tax status of the plan or plans pursuant to which the coverage is provided, in which case Nobel Learning shall make supplemental severance payments to Executive in monthly amounts equal to the applicable premium otherwise payable by Nobel Learning for such coverage hereunder for the period (or remainder thereof) that Nobel Learning otherwise would have been obligated to provide coverage to the Executive.

(5)	Other Benefit Plans. Executive may continue to participate in the other benefit plans listed in Section 3.8 for a period of 36 months to the extent that such plans permit participation following termination of employment. Executive shall vest in any defined contribution and deferred compensation plans in accordance with the terms set forth in such plans.

To the extent that continued coverage following Executive’s Termination Date under a benefit plan described in Section 7.4(b)(i)(4) or (5) which is not a bona fide disability pay plan or death benefit plan (within the meaning of Section 409A of the Code and the regulations thereunder) (“Section 409A”) is taxable to the Executive, the following rules shall apply to the provision of such benefits pursuant to this paragraph: (A) if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, Executive shall pay the full cost of such benefit for the first six months following the Termination Date and shall be reimbursed by the Employer for such costs (net of any applicable cost-share for coverage the Executive would otherwise be obliged to pay), with interest at the short-term applicable federal rate, within thirty (30) days of the end of such six-month period; and (B) if any such benefit plan consists of the reimbursement of expenses, the making of such reimbursements shall conform to the restrictions described at Section 14.4.

(ii) If such termination occurs (A) prior to a Change of Control, Nobel Learning shall continue to pay Executive the compensation provided for pursuant to Section 3.1 and to provide the benefits referenced in Section 3.8 other than Sections 3.8(b) and (i), until the date which is 12 months from the date of termination, or (B) after the one-year period immediately following a Change of Control, Nobel Learning shall continue to pay Executive the compensation provided for pursuant to Section 3.1 and to provide the benefits referenced in Section 3.8 other than Sections 3.8(b) and (i), until the date which is 12 months from the date of termination and shall pay Executive any unvested and unpaid portion of the Retention Bonus in a lump sum.

Payment of salary continuation and Retention Bonus (if applicable) as described above shall commence as of the pay date for the first payroll period that begins following the Termination Date (provided the Executive has executed and delivered the Waiver and Release (see Section 7.4(d))) or, if later, the date of the Executive’s execution and delivery of the Waiver and Release; provided, however, that if severance benefits payable under this Agreement constitute a “deferral of compensation” within the meaning of Section 409A, payments shall commence on the 60th day following his separation from service, provided that the Waiver and Release is then irrevocable. Executive shall also be entitled to a pro rata portion of a bonus award under any annual bonus program of Nobel Learning in which Executive participates. The pro rata portion of the bonus award will be determined based on the annual bonus paid or payable to Executive for the most recently completed “performance period” multiplied by a fraction. The numerator of the fraction is the number of months from the start of the current performance period through the end of the month in which Executive’s Termination Date occurs. The denominator of the fraction is the total number of months in the current performance period. Nobel Learning shall pay the pro rata portion of the bonus award in a single lump sum payment. Such lump sum payment shall be paid to Executive within thirty (30) days following the date Executive delivers an executed Waiver and Release to Nobel Learning (as described in Section 7.4(d)), but no later than March 15 following the calendar year in which the Termination Date occurs. To the maximum extent permitted under Section 409A, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to the Executive will be deemed a separate payment. If severance benefits payable under this Agreement constitute a “deferral of compensation” within the meaning of Section 409A at the time of the Executive’s separation from service, then if the Executive is a “specified employee” within the meaning of Section 409A, notwithstanding any other provision of this Agreement, payment of severance under this Agreement shall be delayed for a period of 6 months from the date of the Executive’s separation from service. The accumulated postponed amount shall be paid in a lump sum within business 10 days after the end of the six month period.

(c) If, following termination of Executive’s employment pursuant to Sections 7.1(d) or 7.1(e), Executive becomes re-employed with another company and he and his dependents are eligible to receive any of the benefits referenced in Sections 3.8 under another employer’s plans, Nobel Learning’s obligations under Section 7.4(b) shall be reduced to the extent comparable coverage or benefits are actually received by Executive following Executive’s termination by Nobel Learning, and Executive shall promptly report to Nobel Learning any such coverage or benefits actually received by Executive.

(d) As a condition to the receipt of any compensation or benefits set forth in Section 7.4(b), Executive and Nobel Learning shall execute the Waiver and Release in the form substantially similar to that attached hereto as Exhibit A. Executive shall deliver the Waiver and Release to Nobel Learning as described therein. No compensation or benefits under this Agreement will be paid to Executive before Nobel Learning receives the fully executed Waiver and Release and the expiration of any revocation period described in the Waiver and Release.

(e) Following termination of Executive’s employment pursuant to Sections 7.1(d) or 7.1(e), Executive shall be entitled to senior executive outplacement services at Nobel Learning’s expense until the date which is twelve months from Termination Date. Such outplacement services shall be reasonable in amount, and reimbursement of expenses for such services shall conform to the restrictions described at Section 14.4.

(f) If the value of any compensation (in whatever form) provided pursuant to this Agreement or otherwise is counted as a “parachute payment” within the meaning of Code Section 280G(b)(2), and the value of all such parachute payments and benefits would exceed 299% of the “base amount” applicable to the Executive under Code Section 280G, then the aggregate amount of all payments and benefits to which Executive is entitled under this Agreement and all other agreements, plans and arrangements shall be reduced to the minimum extent necessary so that the aggregate present value of such payments equals no more than 299% of Executive’s “base amount.” If a reduction to the payments and benefits to which Executive is entitled under this Agreement and all other agreements, plans and arrangements is required pursuant to this Section 7.4(f), such reduction shall occur to the payments, vesting or other benefits in the order that results in the greatest economic present value of all payments and benefits actually made to Executive. The determination of the amount of the payments and benefits paid and payable to the Executive and whether and to what extent reduction or the elimination of any amounts payable are required to be made will be made at Nobel Learning’s expense by a qualified independent professional selected by the Company. For purposes of performing the Section 280G calculations required under this Section 7.4(f), to the extent applicable and permissible, amounts will be discounted as attributable to reasonable compensation and value will be attributed to the Executive’s restrictive covenants under Section 12.3 and Section 12.4 of this Agreement, with such value reasonably determined by the Board. In the event of any underpayment or overpayment to the Executive, the amount of such underpayment or overpayment will be, as promptly as practicable, paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be.

7.5 Limitations on Compensation Upon Early Termination.

(a) Executive is not required to mitigate the amount of any payments to be made by Nobel Learning pursuant to this Agreement by seeking other employment or otherwise.

(b) Any compensation that Executive is entitled to receive pursuant to Section 7.4(b) shall supersede and replace Nobel Learning’s obligations to Executive under any other severance plan of Nobel Learning.

(c) If Executive violates any of the provisions of Section 12, Executive shall repay the payment made pursuant to Section 7.4(b) and forfeit any future benefits provided under this Agreement, excluding the lesser of (i) twenty percent of his total payment under Section 7.4(b) or (ii) $5,000. The retained amount shall be deemed to be continuing consideration for signing and not revoking the release.

8. Change of Control.

8.1 Definition. As used in this Agreement, a “Change of Control” shall be deemed to have taken place if (a) any “person” becomes the “beneficial owner” (as such terms are defined in the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder) of shares of Nobel Learning having 50% or more of the total number of votes that may be cast for the election of directors of Nobel Learning; or (b) there occurs any cash tender or exchange offer for shares of Nobel Learning, merger or other business combination, or sale of assets, or any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were directors of Nobel Learning before the event shall cease to constitute a majority of the Board or of the board of directors of any successor to Nobel Learning.

8.2 Treatment of Equity Awards Upon a Change of Control. Any stock options, restricted stock or similar equity interests awarded to the Executive (including, without limitation, under Nobel Learning’s 1995 Stock Plan and 2004 Omnibus Incentive Equity Compensation Plan) will become fully vested as of the day immediately prior to but contingent upon the consummation of a Change of Control.

9. Good Reason. As used in this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without Executive’s consent: (a) a material reduction in the gross amount of Executive’s Base Salary as adjusted; (b) the breach by Nobel Learning of any of the material provisions of this Agreement; (c) a material diminution in Executive’s position, duties or responsibilities under this Agreement which would include, but would not be limited to, being the CEO of a division of a public or non-public company or reporting to a person other than the Board of Directors; (d) an actual reassignment of Executive’s principal place of business to other than Nobel Learning’s corporate headquarters (wherever such corporate headquarters may then be located) by more than 50 miles; (e) an actual change in the location of Nobel Learning’s corporate headquarters by more than 50 miles following a Change of Control; or (f) the failure of Nobel Learning to obtain the assumption in writing of its obligations to perform this Agreement by any successor within thirty (30) days following any sale of all or substantially all of its assets. Notwithstanding anything to the contrary set forth above, in the cases of the foregoing clauses (b) through (f) of this Section 9, there shall not be Good Reason unless Executive has first given Nobel Learning written notice specifying in reasonable detail the circumstances which Executive believes give rise to Good Reason, and Nobel Learning has failed to remedy the same within thirty (30) days after the date of such notice. Executive’s notice as aforesaid must be given no later than forty-five (45) days after following the initial existence of the circumstances which Executive believes give rise to Good Reason. Nobel Learning shall have a period of thirty (30) days from the date of its receipt of the notice to remedy the circumstances that Executive has determined causes Good Reason to exist, to the reasonable satisfaction of Executive (the “remediation period”). Nobel Learning shall notify Executive within ten (10) days whether it agrees or disagrees with Executive’s determination that the event specified in the notice constitutes Good Reason and whether it will exercise, or waive, its right to remedy the condition within the aforesaid remediation period. If Nobel Learning waives its right to remedy the condition, or if Nobel Learning attempts to remedy the condition but Executive notifies Nobel Learning in writing within seven (7) days of the close of the remediation period (including any extension of the remediation period that the parties may agree to in writing) that the remediation is not satisfactory, Executive may terminate his employment for Good Reason on the date specified in the notice (or such later date as the Executive and Nobel Learning may mutually agree in writing) provided that Good Reason, as defined herein, continues to exist, and further provided that Executive’s termination of employment shall in no event take place later than two years following the initial existence of the circumstances giving rise to Good Reason. Notwithstanding anything to the contrary set forth above, in the case of the foregoing clause (c) of this Section 9, solely for purposes of payment of the Retention Bonus pursuant to Section 7.4(b), there shall not be Good Reason if, following a Change of Control, Executive has substantially the same duties and responsibilities as he had immediately prior to such Change of Control, whether or not as a CEO or in any other officer position, with respect to the business of (i) Nobel Learning or (ii) any of its divisions or lines of business as they generally exist prior to consummation of a Change of Control, and whether or not Executive reports to the Board of Directors or other governing body.

10. Expiration of Employment Period. Neither party shall be under any obligation to renew Executive’s employment with Nobel Learning. Notwithstanding any of the foregoing to the contrary, Executive’s covenants under Section 12 shall continue so long as he is employed by, or provides consulting services to, the Company and for any additional periods specified therein.

11. Executive Representations. Executive represents and warrants to the Company that he is not a party to or bound by any agreement, arrangement or understanding, written or otherwise, which prohibits or in any manner restricts his ability to enter into and fulfill his obligations under this Agreement and/or to be employed by and serve Nobel Learning in an executive capacity. Executive will indemnify and hold harmless the Company from any claims, liabilities, damages, costs or expenses (including legal fees and costs, regardless of whether suit be brought) resulting from third-party claims of any such conflict or breach.

12. Certain Covenants of Executive.

12.1 Intellectual Property. All rights in and to any and all inventions, ideas, techniques, methods, developments, works, improvements and other forms of intellectual property (“Intellectual Property”), whether or not patentable, which Executive (either alone or in conjunction with others) conceives, makes, obtains or reduces to product or practice or commences so to do during his employment with Nobel Learning are and shall be the sole and absolute property of Nobel Learning, as “work made for hire”. The foregoing shall not apply to Intellectual Property unrelated to any subject matter of actual or potential concern or interest to the Company which is not conceived, made, obtained or reduced to product or practice in the course of Executive’s employment or with the use of the time, material or facilities of the Company. Executive will make full and prompt disclosure to Nobel Learning of all Intellectual Property and, at Nobel Learning’s request and expense but without additional compensation to Executive, will at any time or times execute and deliver such foreign and domestic patent, trademark or copyright applications, assignments and other papers and take such other action (including, without limitation, testifying in any legal proceedings) as Nobel Learning considers necessary to vest, perfect, defend or maintain Nobel Learning’s rights in and to such Intellectual Property.

12.2 Nondisclosure of Confidential Information.

(a) Executive shall not, during the period that Executive is employed by, or provides consulting services to, the Company, or at any time thereafter, unless authorized to do so in writing by Nobel Learning, directly or indirectly disclose or permit to be known to, or used for the benefit of, any person or entity (outside of the employ of the Company), or himself, any “Confidential Information” acquired by him during the course of or as an incident to his employment or association with the Company, regardless of whether pursuant to this Agreement. As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, all trade secrets, confidential or proprietary knowledge or information with respect to the conduct or details of the Company’s businesses including, but not limited to, lists of customers or suppliers of the Company’s businesses, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), pro forma financial information, market analyses, acquisition terms and conditions, personnel information, pricing strategies, budgets, business files and records, trade secrets, curricula, processes, costs, designs, marketing methods, protected health information, strategies or any other financial, educational, curricular or other information about the Company’s businesses or curricula not in the public domain. Confidential Information shall not include any information which (i) is generally available to the public as of the Effective Date, becomes generally available to the public after the Effective Date, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of Executive, or (iii) becomes available to Executive, after the date of expiration or termination of his employment or any consultancy with the Company, on a non-confidential basis from a source other than the Company, or any of its agents, provided that such source is not bound to the Company or its representatives by agreement, fiduciary duty or otherwise not to disclose such information.

(b) All Confidential Information shall be the exclusive property of Nobel Learning, and Executive shall use his best efforts to prevent any publication or disclosure thereof. All correspondence, memoranda, notes, records, reports, plans and other papers and items delivered to Executive by Nobel Learning shall also be the exclusive property of Nobel Learning. Upon termination of Executive’s employment with Nobel Learning, Executive shall immediately return to Nobel Learning all of Nobel Learning’s property (whether in written, electronic or other form) then in Executive’s possession or control, and will not retain any copies, extracts or notations of the same.

12.3 Nonsolicitation and Nondisparagement. During the period that Executive is employed by Nobel Learning or provides consulting services to the Company and for an additional period of two (2) years thereafter, Executive shall not, directly or indirectly, either for Executive or for any other person or business entity, (a) employ, or enter into any consultancy arrangement with, any person who was on the Company’s payroll on the date of Executive’s termination of employment or consultancy or one (1) year prior to that date, take any action to solicit the employment or engagement of any such person, or direct or encourage any person to take any such action; (b) contact any supplier, customer, or employee of Nobel Learning for the purpose of soliciting or diverting any such supplier, customer, or employee from Nobel Learning, or otherwise interfering with the business relationship of Nobel Learning with any of the foregoing individuals or organizations; or (c) make any disparaging statements concerning the Company, the Company’s businesses, or its officers, directors or employees, that could injure, impair or damage the Company’s relationships.

12.4 Restrictive Covenant. During the period that Executive is employed by Nobel Learning or provides consulting services to the Company and for an additional period of two (2) years thereafter, Executive shall not, directly or indirectly, operate, manage, own, control, be employed by, provide consulting services to, or in any way be connected with or be concerned with (i) any pre-school, private school, child care center or program or day camp of any type, (ii) any for-profit or nonprofit business which provides educational services of the nature provided by the Company, in each case, where services are provided within 50 miles of any place where the Company now or hereafter offers or plans to offer services; provided however, that nothing contained in this Section 12.4 shall prohibit Executive from (A) classroom teaching at any level (provided, that such activities do not violate the provisions of Section 1.2 during the Employment Period), or (B) owning in the aggregate less than 2% of the publicly traded stock of any company. If Executive is terminated for Cause, the geographic radius of this Section 12.4 shall be increased to 200 miles.

12.5 Return of Nobel Learning Property. Executive shall return to Nobel Learning, on or before his Termination Date, all property of Nobel Learning including, but not limited to, home office equipment, cell phones, credit cards, computers, computer disks, computer access codes, computer programs, keys, card key passes, instruction manuals, documents, business plans, files, records, and any copies thereof and other property or materials which he received or prepared or helped to prepare in connection with his employment with Nobel Learning, and he hereby assigns to Nobel Learning all right, title, and interest in such property, and any other inventions, discoveries, or works of authorship created by Executive during the course of his employment.

12.6 Survival. The provisions of this Section 12 shall survive the expiration or termination, for any reason, of the Employment Period and of this Agreement, and shall continue, in the case of Sections 12.1 and 12.2, without limitation, and, in the case of Sections 12.3 and 12.4, for the period contemplated therein (including any extended period as provided in Section 12.7).

12.7 Remedies. Executive acknowledges that if he breaches his promises set forth in this Section 12, the Company will suffer irreparable damages, the amount of which will be impossible to ascertain and which cannot be reasonably or adequately compensated in an action of law. Accordingly, notwithstanding Section 13, in addition to all other remedies under this Agreement, the Company shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction; provided, however, that nothing herein shall be deemed to constitute consent by Executive to an ex parte proceeding. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the

Company at law or in equity. If the Company is obliged to resort to the courts for the enforcement of a covenant of Executive contained in Sections 12.3 or 12.4, such covenant shall be extended for a period of time equal to the period of such breach, which extended period will commence on the later to occur of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate, or (ii) the date of the final court order (without further right of appeal) enforcing such covenant. To the extent that any statutes providing for discovery in any action to enforce any of the covenants or obligations of this Section 12.4 delay the time in which any party may initially propound, request or serve any discovery, the parties waive such provisions of such statutes. Executive will not seek, and hereby waives any requirement for, the securing of posting of a bond or proving actual damages in connection with the Company’s seeking or obtaining any injunctive or equitable relief in connection with Executive’s covenants or other obligations under this Section 12. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $25,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be. Executive consents to in personam jurisdiction and venue in each of the United States District Court for the Eastern District of Pennsylvania and the Court of Common Pleas of Chester County, Pennsylvania, and waives the right to contest in personam jurisdiction and venue in such courts.

13. Arbitration of Certain Disputes. Any and all controversies or claims arising out of or relating to this Agreement, or the breach thereof, or any other claim by Executive against the Company arising from the employment of Executive or the termination of Executive’s employment, including without limitation, claims alleging violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq., any statutes of any state, and any contract or any principle of state or federal common law, shall be settled by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The procedure established by this Section 13 shall be the exclusive method for resolution of such disputes. Copies of the American Arbitration Association Employment Discrimination Resolution Rules are available through Nobel Learning’s Human Resources Department and may be obtained upon request. Any request or demand for arbitration of any dispute covered by this Section 13 shall be filed with the American Arbitration Association no later than 300 days after the event which gave rise to the claim. Notwithstanding the foregoing, the Company may seek injunctive relief in any court of law in connection with an alleged violation of any provision of Section 12, as provided in Section 12.7.

14. Miscellaneous.

14.1 Binding Effect. This Agreement shall be binding upon Executive, his personal representatives and distributees and upon Nobel Learning and its successors and assigns; provided that this Agreement shall be assignable by Nobel Learning to an affiliate or any person or entity which may become a successor in interest to Nobel Learning in the business presently operated by it or which may acquire all or substantially all of Nobel Learning’s assets or a majority of Nobel Learning’s voting capital stock. This Agreement is a personal services contract and may not be assigned by Executive. As used in this Agreement, the term “affiliate” shall mean any entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Nobel Learning, or is a successor of Nobel Learning.

14.2 Survival of Certain Provisions. It is expressly understood by the parties that certain provisions, rights, and obligations pursuant to this Agreement are expressly meant to survive the expiration or termination of the Employment Period and this Agreement and shall be given full effect pursuant to their terms.

14.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or be sent by certified mail or overnight courier addressed to Executive at his address set forth in the first paragraph of this Agreement or to Nobel Learning at Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382-7956, Attn: Chairman of the Board, with a copy to Nobel Learning Communities, at the same address, Attn: General Counsel, or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. Any such notice shall become effective upon being mailed or, in the case of delivery by hand or overnight courier, upon receipt.

14.4 Conditions for Reimbursement. Any benefit payable hereunder that is in the nature of a reimbursement shall be subject to the following restrictions: (a) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, (b) the reimbursement of an eligible expense shall be made as soon as practicable after the Executive submits the request for reimbursement including any applicable documentation, but not later than December 31 following the calendar year in which the expense was incurred, and (c) Nobel Learning’s obligation to reimbursement Executive hereunder for expenses is not subject to liquidation or exchange for another benefit.

14.5 Separation from Service (Section 409A of the Code). Notwithstanding any provision of this Agreement to the contrary, any benefit or payment that is due upon termination of Executive’s employment under this Agreement and that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Executive upon a “separation from service” as defined in Section 409A.

14.6 Governing Law. This Agreement is made and delivered in the Commonwealth of Pennsylvania and shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws.

14.7 Prevailing Party. Should any party default in performance of any of the terms and conditions of this Agreement which results in a claim for damages, specific performance or other remedy, the prevailing party in such action shall be entitled to its reasonable attorneys’ fees and costs and court or arbitration costs from the nonprevailing party. For the purposes of this Section 14.7, in any action with respect to the enforcement of a covenant set forth in Section 12, the Company shall be deemed to have prevailed if any such covenant is materially enforced in part, even if the applicable court exercises its discretion to limit or reduce the duration or scope thereof or enforces only certain of such covenants.

14.8 Entire Agreement; Modifications. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and there are no agreements, representations or warranties not herein set forth. This Agreement supersedes any prior written or oral agreement or understanding relating to the subject matter hereof, including without limitation that certain Second Amended and Restated Employment Agreement dated October 22, 2008, as amended May 1, 2009, which agreement is hereby terminated and of no further force and effect. No modification of this Agreement shall be valid unless in writing and signed by the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

14.9 Severability; Savings Clause. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

14.10 Attorney Review. Executive acknowledges that this Agreement will have important legal consequences and imposes significant requirement on Executive, including, without limitation, the obligation to refrain from certain activities after the expiration or termination of his employment or consultancy with Nobel Learning. Accordingly, Executive acknowledges that Nobel Learning has recommended that he retain legal counsel to review this Agreement and that he has been provided with adequate time to obtain such review.

14.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14.12 Headings. The section and other headings in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date(s) indicated below.

NOBEL LEARNING COMMUNITIES, INC.

By:	/s/ Richard Pinola
Richard Pinola, Chairman of the
Compensation Committee of the
Board of Directors

Date: May 17, 2010

EXECUTIVE

/s/ George Bernstein
George Bernstein

Date: May 17, 2010

EXHIBIT A

WAIVER AND RELEASE

I am terminating my employment with Nobel Learning Communities, Inc., or one of its subsidiaries or affiliates, (collectively, “Nobel Learning”). Nobel Learning and I have entered into a Third Amended and Restated Employment Agreement, dated as of May 17, 2010 (the “Employment Agreement”), to which this Waiver and Release is attached as an exhibit. My Employment Agreement provides for, among other things, certain additional compensation, benefits, and rights in connection with the termination of my employment. In consideration for the receipt of the compensation and additional benefits, I acknowledge and agree to the following:

1. I have been told by Nobel Learning and I understand that all benefits set forth in my Employment Agreement from Nobel Learning are conditioned upon my signing and not revoking this Waiver and Release (“this Release” or “the Release”) on or after my Termination Date (as that term is defined in the Employment Agreement), and returning it to Nobel Learning at Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382-7956, Attention: Chairman of the Board. I have been told by Nobel Learning and I understand that I must sign and return this Release on or after my Termination Date so that it is received at the above address by the close of business on the later of (a) the thirtieth day (or if that thirtieth day is not a business day, the first business day next following such thirtieth day) after my Termination Date, or (b) the forty-fifth day (or if that forty-fifth day is not a business day, the first business day next following such forty-fifth day) after I have been given this Release to review (the “Release Due Date”). If I do not sign this Release or if I sign this Release, but it is not received by Nobel Learning until after the close of business on the Release Due Date, I shall not be considered to have satisfied the conditions under my Employment Agreement for receipt of benefits or payments.

2. I realize that there are various state, local, and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, and that these laws are enforced through the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”) and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act of 1993 (“FMLA”); the Age Discrimination in Employment Act of 1964 (“ADEA”); the Americans with Disabilities Act of 1990 (“ADA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); 42 U.S.C. Section 1981; the Equal Pay Act; as each may have been amended; and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. I hereby waive and release any right I may have under these or any other laws with respect to my employment and termination of employment at Nobel Learning and acknowledge that Nobel Learning has not (a) discriminated against me, (b) breached any contract with me, (c) committed any civil wrong (tort) against me, or (d) otherwise acted unlawfully toward me.

I also hereby waive any right to become, and promise not to consent to become, a member of any class in a case in which claims are asserted against any Releasee (as defined in Paragraph 3 below) that are related in any way to my employment or the termination of my employment with Nobel Learning, and that involve events which have occurred as of the date of this Release (defined to mean the date on which Executive signs this Release). If, without my prior knowledge and consent, I am made a member of a class in any proceeding, I shall opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending or by counsel for any Releasee who is made a defendant in any such proceeding.

3. On behalf of myself, my heirs, executors, administrators, successors and assigns, I hereby unconditionally release and discharge Nobel Learning, the various Nobel Learning benefit committees, plans, trusts and trustees, and their successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees (collectively “Releasees” and individually “Releasee”) from any and all claims, (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that I ever had, may now have, or may later assert against any Releasee, arising out of or related to my employment or termination of employment with Nobel Learning. To the fullest extent permitted by law, this Release includes, but is not limited to: (a) claims arising under ADEA, Title VII, the ADA, the Equal Pay Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, ERISA, the FMLA, the ADA, 42 U.S.C. Section 1981, and any other federal, state, or local law prohibiting age, sex, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of my employment with or termination from Nobel Learning; (b) claims (whether based on common law or otherwise) arising out of or related to any contract or employment agreement (whether express or implied); (c) claims under any federal, state or local constitutions, statutes, rules or regulations; (d) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including, but not limited to, wrongful termination, defamation, violation of public policy; and (e) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by me or on my behalf against any Releasee, which I agree to immediately dismiss with prejudice. This Release is intended to include in its effect, without limitation, claims and causes of action of which I am not aware or that I do not suspect to exist in my favor at the time of executing this Release and this Release contemplates extinguishment of all such claims and causes of action.

4. I covenant and agree not to bring any action, suit or administrative proceeding contesting the validity of this Release or attempting to negate, modify or reform it, nor to sue any Releasee for any reason arising out of my employment or termination thereof, other than a claim contesting the validity of this Release under applicable provisions of ADEA. If I breach either Paragraph 3 or 4 of this Release, I shall: (a) to the extent not prohibited by law, promptly return to Nobel Learning all consideration received hereunder, and (b) pay any Releasee all of their actual attorneys’ fees and costs incurred in each such action, suit, or other proceeding, including any and all appeals or petitions therefrom, regardless of the outcome. I agree to pay such expenses within thirty days of written demand. This Paragraph 4 is not intended to limit me from instituting legal action according to the terms of my Employment Agreement for the sole purpose of a claim for benefits to which I am entitled under my Employment Agreement.

I understand that this Release has neither the purpose nor intent of interfering with my protected right to file a charge with or participate in an investigation or proceeding pursuant to the statutes administered and enforced by the EEOC, specifically: the ADEA, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 and the ADA.

I understand that I will not breach this Release if I file a charge with or participate in an investigation or proceeding pursuant to the statutes administered and enforced by the EEOC. However, by signing this Release, I understand that I waive any right I may have to recover money or other relief in any lawsuit or proceeding brought by me or by an agency or third party, including the EEOC, on my behalf.

5. I understand that this in no way affects any benefits to which I would be entitled in the absence of my Employment Agreement under any benefit plan in which I participated during my employment, but specifically excluding any other Nobel Learning plan providing for severance or other termination-related benefits.

6. I have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, other than as I have disclosed to the Nobel Learning Compliance Officer.

7. I affirm my obligations under Section 12 of the Employment Agreement.

8. This Release shall be governed by and construed in accordance with Pennsylvania law, without giving effect to its principles or rules of conflict of laws to the extent those principles or rules would require or permit the application of the laws of another jurisdiction.

9. If any one or more of the provisions contained in the Release shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceability shall not affect any other provisions of this Release, but, with respect only to that jurisdiction holding the provision to be unenforceable, this Release shall then be construed as if such unenforceable provision or provisions had never been contained herein.

10. I understand that I have the right to consult with an attorney before signing the Release and that Nobel Learning has advised me to do so. I may revoke the Release within seven calendar days after signing it. Revocation must be made by delivery of written notice of revocation to Nobel Learning at the address set forth in paragraph 1 of this Release. Upon any proper revocation of this Release, my right to payments and benefits under the Employment Agreement shall terminate and the Employment Agreement will be rendered void and without effect.

11. Nothing in the Employment Agreement or this Release shall be construed as an admission of any improper action or conduct by Nobel Learning or any of its affiliates, subsidiaries, joint venturers, or directors, officers, employees, agents, representatives or assigns of any violation or noncompliance with any obligation, legal or otherwise.

12. The Employment Agreement and this Release contain the entire agreement between Nobel Learning and me and fully supersedes any and all prior agreements or understandings pertaining to the subject matter hereof (including any employment agreements, other severance or separation agreements, arrangements, and offer letters) and all such prior agreements are null and void in their entirety and of no force and effect. By signing this Release I am not relying on any representation, promise, or statement, either oral or written, not contained in this Release or the Employment Agreement.

BY SIGNING THIS WAIVER AND RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE WITH EVERYTHING IN IT; NOBEL LEARNING HAS ADVISED ME TO CONSULT AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

Date	Signature